Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Lilis Energy, Inc. on Pre-effective Amendment No. 3 to Form S-4 File No. 333-209535 of our report dated April 14, 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Lilis Energy, Inc. as of December 31, 2015 and 2014 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

May 11, 2016